EXHIBIT 99.1


                        OCCIDENTAL PETROLEUM CORPORATION

                                 STEPHEN CHAZEN
                           CHIEF FINANCIAL OFFICER AND
                EXECUTIVE VICE PRESIDENT - CORPORATE DEVELOPMENT

                               - CONFERENCE CALL -
                    FIRST QUARTER 2004 EARNINGS ANNOUNCEMENT

                                 APRIL 23, 2004
                             Los Angeles, California


     Good morning, and thanks for joining us.

     Those of you who have not received a copy of the press release announcing our first quarter earnings, along with the Investor Relations Supplemental Schedules, can find them on our website - www.oxy.com or on the SEC's EDGAR site.

     Net income for the quarter was $487 million, or $1.24 per share. This compares to $325 million, or $0.86 per share, we earned in the first quarter last year. The quarter-to-quarter improvement was due primarily to higher oil and natural gas prices and volumes and higher chemicals margins. 2004 income included a net benefit of $13 million for a tax credit partly offset by a debt retirement charge. 2003 included a net charge of $108 million for changes in accounting principles and a debt remarketing fee. On a core income basis, our first quarter 2004 EPS was $1.21 versus an EPS of $1.14 in 2003.

     On a segment basis, oil and gas first quarter earnings were $750 million, compared to $727 million for the first quarter of 2003.


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     o    Worldwide oil and gas production for the quarter was 568,000 barrels of oil equivalent - an increase of 7 percent compared with the 532,000 barrels we produced in last year's first quarter.

     o Production is on track to meet our 2004 growth forecast of 575,000 BOE per day. Under our production sharing agreements, prices have an impact on volumes. For example, if prices had remained at fourth quarter levels, our net first quarter production would have been more than 5,000 barrels per day higher. If prices during the first quarter were at the 2001 level, when we issued our forecast, our production would have been more than 20,000 barrels per day higher.

     o The WTI price averaged $35.15 per barrel for the first quarter compared with $33.85 for the comparable period last year, for an increase of about four percent.

     o There are a number of items that have impacted costs in the current quarter. Our DD&A rate is higher mainly due to the accelerated drilling of wells in Colombia and Yemen and a major facilities expansion project in Qatar. Increased production-related taxes and rising utility costs are the result of higher oil and gas prices. Apart from these and other energy price-related costs, lifting costs are not materially higher compared to last year's first quarter.

     o The average NYMEX gas price for the quarter was $5.84 per million BTUs, up 23 percent from last year's first quarter average of $4.75.

     Chemical segment earnings for the quarter were $50 million compared to $35 million last year. The primary factor driving the


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improvement was higher margins and volumes in vinyls which were partially offset by higher ethylene costs and also lower caustic soda margins.

     Cash flow from operations for the quarter was approximately $950 million.

     Interest expense, excluding a one time charge of $11 million for the redemption of $453 million of the 8.16 Trust Preferred Securities, was $57 million during the first quarter 2004, compared to $74 million in the 2003 first quarter. Our annual run rate going forward is $230 million.

     Turning to the balance sheet, we increased shareholders' equity by $535 million to $8.5 billion and we reduced total debt to $4.14 billion, compared to $4.57 billion at the end of last year. Our debt to total capitalization ratio was down to 33 percent at the end of the quarter, compared to 37 percent at the end of last year.

     In addition, we redeemed $208 million of off balance sheet debt for our share of the Elk Hills power plant. At the end of the quarter, we had $470 million of cash on the balance sheet.

     Capital spending for the quarter was $343 million compared to $298 million in last year's first quarter. Oil and gas accounted for $326 million of this year's expenditures.

     As we look ahead in the second quarter:

     o We expect production to average about the same as the first quarter. As I discussed earlier, this could vary due to price-driven adjustments in the volumes under our production sharing contracts in Oman, Qatar, Yemen and THUMS.

     o    We expect exploration expense for the quarter to be about $40 million.


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     o    We are optimistic about the outlook for chemicals - assuming the economy continues to strengthen. We expect second quarter chemical earnings to be in the $60 to $70 million range compared to $43 million in last year's second quarter.

     o We record the equity earnings from our 40 million shares of Lyondell in corporate "Other". In the first quarter we recorded a loss of $3 million. We have no way of forecasting the quarterly equity earnings from our Lyondell investment, although the outlook for the business appears to be improving.

     o A $1.00 per barrel change in oil prices impacts segment quarterly earnings by about $32 million. The average WTI price in the first quarter was $35.15. We expect our realized gas prices to be about that same as the first quarter.

     o Both our US and foreign tax rates are included in the "Investor Relations Supplemental Schedule". Our worldwide effective tax rate for the first quarter was 45 percent. We expect our second quarter rate to be in the same range.

     Now I'd like to turn the conference call over to our Chairman and CEO, Dr. Ray Irani.


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                        OCCIDENTAL PETROLEUM CORPORATION

                                DR. RAY R. IRANI
                       CHAIRMAN AND CHIEF EXECUTIVE OFFICE

                               - CONFERENCE CALL -
                    FIRST QUARTER 2004 EARNINGS ANNOUNCEMENT

                                 APRIL 23, 2004
                             Los Angeles, California


     Thank you, Steve.

     The dramatic improvement in US - Libyan relations has opened the door to our eventual return to Libya. Occidental and other US companies who had commercial interests in Libya were required to leave the country in 1986 when the Reagan Administration imposed economic sanctions on Tripoli.

     Let me clarify several points at the outset. We currently have no Libyan assets on our balance sheet. After departing the country, we subsequently wrote off 217 million barrels in proved reserves and took a $47 million charge to income.

     With the recent steps taken since last December by both the Libyan and US Governments, significant progress has been made toward normalizing relations. In early March, the Bush Administration reestablished a diplomatic presence in Tripoli and lifted the ban on travel to Libya by US citizens. The Administration authorized US oil companies, with assets in Libya when sanctions were implemented, to negotiate and sign contracts for their return to the country. The actual resumption of commercial activities by US firms is contingent upon additional approvals from Washington or the Administration lifting remaining economic


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sanctions. Because of recent positive developments, we believe remaining sanctions will be lifted in the very near future.

     Libya played an important role in Occidental's evolution from a small California oil company to a significant player in the global oil business. Occidental discovered nearly 3 billion barrels of gross recoverable oil reserves. Gross production from our Libyan operations peaked in 1970 at nearly 660,000 barrels per day and declined to about 155,000 barrels per day at the time sanctions were imposed. Occidental's net production in 1985, the last full year before sanctions, averaged 44,000 barrels of oil per day.

     Since our departure from Libya, the fields in which Occidental had an interest have been operated by a subsidiary of Libya's National Oil Company. During the interim, gross production from these fields has declined to a current average of 85,000 barrels per day due to limited investment.

     Following the lifting of the US travel ban, I traveled to Libya with three colleagues in mid-March for a series of high level meetings with senior Libyan officials, including Colonel Moammar al-Ghadafi. We presented specific proposals involving the application of modern oil reservoir management practices and technology to enhance production from our historic fields and to search for new reserves in our exploration agreements.

     We are very encouraged by the reception we received from the Libyan leadership. We were impressed by their enthusiasm in welcoming our proposal to return and by their commitment to normalize relations with the West. With the support of the Libyan leadership, we are confident that the implementation of our investment and technical proposals can bring significant benefits to the Libyan people and to our stockholders.


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     We believe investment in new technology in these historic fields can result in a substantial increase in gross recoverable reserves and gross production. I would like to be able to provide some specifics, but it would be premature to do so since we're very early in the negotiation process. Let me assure you, however, that our goal is to conclude an agreement which gives us a return on investment that is at least as good as our average return for our current mix of worldwide oil and gas assets.

     We regard our return to Libya as one of our high priority projects, and we look forward to continued progress in US-Libyan relations. Our technical teams are already hard at work and we plan to open an office in Tripoli as soon as possible. I am planning to return to Libya in the near future to help facilitate negotiations.

     Let me now shift briefly to Latin America. Today, we are signing an agreement with Colombia's national oil company to extend the term of our interest in the Cano Limon operations through the economic life of the field, which is estimated to last at least through 2018. Our original contract was due to expire in mid-2008. We expect this operation to continue generating positive cash flow under the terms of the amended contract. Under current conditions, gross production from Cano Limon is averaging 95,000 barrels per day. Occidental's net share after partner and royalty interests is about 33,000 barrels per day. At current production levels, Cano Limon accounts for 6 percent of our total worldwide production.

     Thank you for your attention, and now we're ready to answer your questions.


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See the "Investor Relations Supplemental Schedules" for the reconciliation of non-GAAP items.
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Statements in this presentation that contain words such as "will" or "expect", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations, and supply/demand considerations, for oil, gas and chemicals; higher-than-expected costs; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.
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